Exhibit 23.5

[LETTERHEAD OF GAFFNEY, CLINE & ASSOCIATES (CONSULTANTS) PTE LTD.]

YDH/dh/PS-13-2127&PS-13-2128/2014/L0090b

27th March, 2014

CNOOC Limited

No. 25, Chaoyangmenbei Dajie

Dongcheng District

Beijing 100010, P.R. China

Dear Sir,

Consent of Gaffney, Cline & Associates (Consultants) Pte Ltd.

We consent to the reference to our firm under the caption “Experts” in this Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 (File No. 333-188261) and related Prospectus Supplements of CNOOC Limited for the registration of debt securities and guarantees and to the incorporation by reference therein of our reports included in its Annual Report on Form 20-F for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

Yours sincerely,

Gaffney, Cline & Associates (Consultants) Pte Ltd.

/s/ Stephen A. Sakowski
Stephen A. Sakowski
Technical Director

[Signature page to F-3 Consent - GCA]